Integon Corporation
Winston-Salem, NC 27152

Analysts' Contact:
Gay Huntsman (910) 770-3074

Media Contact:
Turner Coley (910) 760-3000



              Integon Corporation Reports Losses Due to Hurricanes

WINSTON-SALEM, NC, September 19, 1996 -- Integon Corporation (NYSE:IN) announced today that the Company's financial results in the third quarter ending September 30, 1996 have been negatively impacted by losses stemming from Hurricanes Fran and Bertha.

         The latest industry estimate of insured property damage from Hurricane Fran is $1.6 billion. Most of this damage occurred in North Carolina, Integon's largest state based on direct written premium volume. President and Chief Executive Officer James T. Lambie stated, "Hurricane Fran is being called the worst storm in North Carolina's history. Certainly from what we have seen at Integon, the damage from Fran is much greater than that of Hurricane Hugo. Our losses to date from Fran, net of reinsurance, are approximately $2.4 million. A portion of the losses we have sustained are in a homeowners book of business which is being discontinued this year with the remaining claims relating to damaged automobiles. Integon's claims organization has done a magnificent job in getting to our customers quickly and providing funds to assist them in repairing damage suffered due to the hurricane." Hurricane Bertha, which occurred in July, was a much less destructive storm and resulted in approximately $600,000 in losses for the Company.


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Integon Corporation
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         Final results for  Integon's  third quarter will be reported on October
24, 1996.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. The Company, headquartered in Winston-Salem, North Carolina, markets its products through more than 12,500 independent agencies in 28 states.
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